EXHIBIT 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
12-007		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&L / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES RECEIPT OF REQUISITE CONSENTS

TO AMEND INDENTURE GOVERNING ITS 6.125% SENIOR NOTES DUE 2014

March 15, 2012 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) (the “Company”) today announced that as of 5:00 p.m., New York City time, on March 15, 2012 (the “Consent Expiration”), it had received tenders and consents from holders of approximately 84.04% of the aggregate principal amount of its 6.125% Senior Notes due 2014 (CUSIP 440543 AB 2) (the “Notes”), in connection with its previously announced tender offer and consent solicitation for the Notes, which commenced on March 2, 2012, and is described in the Offer to Purchase and Consent Solicitation Statement dated March 2, 2012 (the “Offer to Purchase”).

The Company intends to execute later today a supplemental indenture (the “Supplemental Indenture”) with respect to the indenture governing the Notes, which will eliminate most of the restrictive covenants and default provisions contained in the indenture governing the Notes. The Supplemental Indenture will not become operative until a majority in aggregate principal amount of the Notes has been purchased by the Company pursuant to the terms of the tender offer and the consent solicitation.

The Company’s obligation to accept for purchase, and pay for, any Notes pursuant to the tender offer is subject to a number of conditions that are set forth in the Offer to Purchase, including the closing of the Company’s previously announced offering of $375,000,000 aggregate principal amount of 5.875% Senior Notes due 2020. Subject to the satisfaction or waiver of these conditions, tomorrow all holders who validly tendered (and did not validly withdraw) their Notes prior to the Consent Expiration will receive total consideration equal to $1,012.71 per $1,000 principal amount of the Notes, which includes a consent payment of $30.00 per $1,000 principal amount of the Notes. Additionally, holders will receive accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes.

Holders who tender their Notes after the Consent Expiration and prior to the expiration of the tender offer, will be entitled to receive consideration equal to $982.71 per $1,000 principal amount of

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. Holders of Notes tendered after the Consent Expiration will not receive a consent payment. The tender offer will expire at 11:59 p.m., New York City time, on Thursday, March 29, 2012, unless extended by the Company in its sole discretion. As the withdrawal date of 5:00 p.m., New York City time, on March 15, 2012, has passed, previously tendered Notes can no longer be withdrawn, and holders who tender Notes after the withdrawal date will not have withdrawal rights.

The Company has retained J.P. Morgan Securities LLC, Barclays Capital Inc. and Wells Fargo Securities, LLC as dealer managers for the tender offer and solicitation agents for the consent solicitation. Questions regarding the terms of the tender offer may be directed to J.P. Morgan Securities LLC at (212) 834-4802 (collect) and (866) 834-4666 (US toll-free), Barclays Capital Inc., Liability Management Group, at (212) 528-7581 (collect) and (800) 438-3242 (US toll-free) and Wells Fargo Securities, LLC, Liability Management Group, at (704) 715-8341 (collect) and (866) 309-6316 (US toll-free).

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The tender offer is made solely pursuant to the Offer to Purchase. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Company is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. The Company currently owns a fleet of 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions with respect to the purchase of tendered Notes and the execution of the Supplemental Indenture. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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